Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and related prospectus of Scientific Games International, Inc. for the registration of $350,000,000 of 6.625% Senior Subordinated Notes due 2021 and $2,200,000,000 of 10.000% Senior Subordinated Notes due 2022 and the incorporation by reference therein of our report dated February 27, 2015, with respect to the financial statements of Lotterie Nazionali S.r.l., included in the Annual Report (Form 10-K) of Scientific Games Corporation for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Reconta Ernst & Young S.p.A.

Rome, Italy

April 10, 2015